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                                                                     EXHIBIT 5





            [LETTERHEAD OF BALLARD SPAHR ANDREWS AND INGERSOLL, LLP]





                                 April 14, 1998


Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, New Jersey 07663

        Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have served as Maryland counsel to Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of (i) the possible offer and sale from time to time of up to 5,681,124 common shares (the "Exchange Shares") of beneficial interest, par value $.04 per share, of the Company ("Common Shares"), that may be issued to holders of up to 5,681,124 units of limited partnership interest in Vornado Realty L.P., a Delaware limited partnership (the "OP Units"), if, and to the extent that, the Company elects to issue such Exchange Shares to holders (the "Selling Shareholders") upon the tender of their OP Units for redemption, and
(ii) the offer and sale from time to time by the Selling Shareholders of any Exchange Shares that may be issued to and held by such Selling Shareholders. The OP Units that may be redeemed for Exchange Shares were issued in connection with the acquisition of interests in all or a portion of seven Manhattan office buildings and a management company held by Bernard H. Mendik, David R. Greenbaum and certain entities controlled by them and certain of their affiliates on April 15,
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Vornado Realty Trust
April 14, 1998
Page 2




1997. The Exchange Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

        1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Securities and Exchange Commission under the 1933 Act;

        2. The declaration of trust of the Company (the "Declaration"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3. The Bylaws of the Company, certified as of a recent date by an officer of the Company;

        4. Resolutions adopted by the Board of Trustees of the Company relating to the sale, issuance and registration of the Exchange Shares (the "Resolutions"), certified as of a recent date by an officer of the Company;

        5. The Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 20, 1997, as amended (the "Partnership Agreement"), certified as of a recent date by an officer of the Company;

        6. The form of certificate evidencing a Common Share, certified as of a recent date by an officer of the Company;

        7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

        8. A certificate executed by Joseph Macnow, Executive Vice President (Finance and Administration) of the Company, dated as of the date hereof; and
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Vornado Realty Trust
April 14, 1998
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        9.      Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

        1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

        2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

        4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to any of the Documents, and there has been no waiver of any provision of the Documents, by action or omission of the parties or otherwise.

        5. The Exchange Shares will not be issued or transferred in violation of any restriction or limitation contained in the Declaration of Trust.

        The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our
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Vornado Realty Trust
April 14, 1998
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firm who have performed legal services in connection with the issuance of this opinion.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2. The Exchange Shares, upon the due execution, countersignature and delivery of certificates evidencing the Exchange Shares and assuming that the sum of (a) all Common Shares issued as of the date hereof, (b) any Common Shares issued between the date hereof and the date on which any of the Exchange Shares are actually issued (not including any of the Exchange Shares), and (c) the Exchange Shares will not exceed the total number of Common Shares that the Company is then authorized to issue, are duly authorized and, when and if delivered in accordance with the Partnership Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

        We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration
Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Sullivan & Cromwell, counsel to the Company) without, in each instance, our prior written consent.
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Vornado Realty Trust
April 14, 1998
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        We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                           Very truly yours,



                                   /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP